Exhibit 99.1

Orexigen Therapeutics Announces Second Quarter 2017 Financial Results

Contrave achieves all-time high for quarterly U.S. net sales, growing 69% year-over-year

SAN DIEGO, August 8, 2017 /PRNewswire/ -- Orexigen Therapeutics, Inc. (Nasdaq: OREX) today announced business and financial results for the second quarter ended June 30, 2017.

“Our performance in the second quarter of 2017 reflects the successful implementation of our commercial strategy that we launched late last year. The team at Orexigen has delivered dramatic growth of U.S. Contrave sales in the first half of 2017,” said Mike Narachi, President and Chief Executive Officer of Orexigen. He continued, “In addition to delivering strong growth from an innovative and highly-efficient primary care model, we have gained valuable new insights from these efforts, which we’re using to refine our strategies to deliver continued growth even more efficiently.”

Adding to Mike’s comments, Dr. Thomas Cannell, Chief Operating Officer and President of Global Commercial Products said, “We believe that our ability to deliver sustainable growth of Contrave is driven by: (1) the extraordinary level of talent and commitment of our Orexigen employees, (2) the team’s ability to execute flawlessly and enable behavior change in the market, and (3) the innovative strategic capabilities we are developing in areas such as digital and social patient activation, telemedicine and free home delivery, and value-based managed care contracting."

Second Quarter 2017 business highlights:

•	United States performance of Contrave® (naltrexone HCl / bupropion HCl extended release) relative to the second quarter of 2016:
o	Net sales grew 69%, reaching new all-time quarterly high
o	Total prescription volume grew 21%, reaching new all-time quarterly high
o	Net revenue per unit sold grew 37%
•	Continued with the rollout of a comprehensive digital and social-media marketing strategy, including the launches of Contrave Facebook and Instagram pages
•	Contrave telemedicine pilot program now available in 46 states
•	Finalized distribution partnerships in key international markets including Germany, Austria, France, and Egypt; now partnered in 48 markets, launched in 17 countries
•	Completed regulatory submissions for marketing authorization in Canada, Australia, Lebanon, UAE, Kuwait and Saudi Arabia
•

Presented data describing the safety of combining Contrave with antidepressants and the efficacy of Contrave in obese and overweight populations with cardiovascular risk factors at the European Congress on Obesity

•	Completed preclinical efficacy assessment on lead pipeline candidates for the treatment of chronic pain with reduced addiction liability and the treatment of opioid drug addiction

Business and financial results for the three months ended June 30, 2017

According to IMS Health, 233,966 total prescriptions of Contrave were filled in the second quarter of 2017, as compared to 191,033 total prescriptions filled in the second quarter of 2016.

Orexigen reported second quarter 2017 revenue of $23.4 million, including $20.7 million in net sales of Contrave in the United States and $2.7 million in net sales to partners outside the United States. In the second quarter of 2016, Orexigen reported total revenues of $7.8 million, which included royalties earned on approximately $12.3 million of U.S. net sales as reported by our former partner. The increase in net sales was primarily attributable to growth in both net revenue per unit sold and demand in the United States.

Total operating expenses for the second quarter of 2017 were $58.5 million compared to $39.2 million for the second quarter of 2016. This overall increase in operating expense was due primarily to costs related to establishing and managing sales, marketing and distribution capabilities associated with commercializing Contrave in the United States, including patient-activation strategies. Operating expenses in the second quarter of 2017 also included $2.7 million of non-cash expense from the amortization of intangible assets and a change in the fair value of contingent consideration related to the acquisition of Contrave in 2016.

For the three months ended June 30, 2017, Orexigen reported a net loss of $30.5 million, or $2.00 per share, as compared to a net loss of $25.2 million, or $1.73 per share, for the second quarter of 2016.

As of June 30, 2017, Orexigen had $86.6 million in cash, and cash equivalents and marketable securities.

Conference Call Today at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time)

The Orexigen management team will host a teleconference and webcast to discuss the second quarter 2017 financial results and recent business highlights. The live call may be accessed by phone by (800) 708-4539 (domestic) or (847) 619-6396 (international), participant code 45310782.  The webcast can be accessed live on the Investors section of the Orexigen web site at http://www.orexigen.com, and will be archived for 14 days following the call.

About Contrave and Mysimba

Contrave, marketed as Mysimba in the European Union, is a prescription-only, FDA-approved weight-loss medication believed to work on two areas of the brain—the hunger center and the reward system—to reduce hunger and help control cravings.  The exact neurochemical effects of Contrave/Mysimba leading to weight loss are not fully understood.  Contrave/Mysimba contains two medicines, bupropion, a relatively weak inhibitor of the neuronal reuptake of dopamine and norepinephrine and naltrexone, an opioid antagonist.

Contrave, approved by the FDA in September 2014, is indicated for use as an adjunct to a reduced-calorie diet and increased physical activity for chronic weight management in adults with an initial body mass index (BMI) of 30 kg/m2 or greater (obese), or 27 kg/m2 or greater (overweight) in the presence of at least one weight-related comorbid condition (e.g., hypertension, type 2 diabetes mellitus or dyslipidemia).  In the European Union, Mysimba was approved in March 2015.

Orexigen is committed to helping eligible patients learn about Contrave and recommends patients in the U.S. visit www.contrave.com for additional information.

For full U.S. prescribing information please visit www.contrave.com.

Important Safety Information for CONTRAVE and MYSIMBA (per U.S. prescribing information)

(naltrexone HCl and bupropion HCl) 8 mg/90 mg extended-release tablets

One of the ingredients in CONTRAVE, bupropion, may increase the risk of suicidal thinking in children, adolescents, and young adults.  CONTRAVE patients should be monitored for suicidal thoughts and behaviors.  In patients taking bupropion for smoking cessation, serious neuropsychiatric adverse events have been reported.  CONTRAVE is not approved for use in children under the age of 18.

Stop taking CONTRAVE and call a healthcare provider right away if you have any of the following symptoms, especially if they are new, worse, or worry you: thoughts about suicide or dying; attempts to commit suicide; depression; anxiety; feeling agitated or restless; panic attacks; trouble sleeping (insomnia); irritability; aggression, anger, or violence; acting on dangerous impulses; an extreme increase in activity and talking (mania); other unusual changes in behavior or mood.

Do not take CONTRAVE if you have uncontrolled high blood pressure; have or have had seizures; use other medicines that contain bupropion such as WELLBUTRIN, APLENZIN or ZYBAN; have or have had an eating disorder; are dependent on opioid pain medicines or use medicines to help stop taking opioids such as methadone or buprenorphine, or are in opiate withdrawal; drink a lot of alcohol and abruptly stop drinking; are allergic to any of the ingredients in CONTRAVE; or are pregnant or planning to become pregnant.

Before taking CONTRAVE, tell your healthcare provider about all the medicines you take, including prescription and over-the-counter medicines, vitamins, and herbal supplements. Do not take any other medicines while you are taking CONTRAVE unless your healthcare provider says it is okay.

Tell your healthcare provider about all of your medical conditions including if you have: depression or other mental illnesses; attempted suicide; seizures; head injury; tumor or infection of brain or spine; low blood sugar or low sodium; liver or kidney problems; high blood pressure; heart attack, heart problems, or stroke; eating disorder; drinking a lot of alcohol; prescription medicine or street drug abuse; are 65 or older; diabetes; pregnant; or breastfeeding.

CONTRAVE may cause serious side effects, including:

Seizures. There is a risk of having a seizure when you take CONTRAVE. If you have a seizure, stop taking CONTRAVE, tell your healthcare provider right away.

Risk of opioid overdose. Do not take large amounts of opioids, including opioid-containing medicines, such as heroin or prescription pain pills, to try to overcome the opioid-blocking effects of naltrexone.

Sudden opioid withdrawal. Do not use any type of opioid for at least 7 to 10 days before starting CONTRAVE.

Severe allergic reactions.  Stop taking CONTRAVE and get medical help immediately if you have any signs and symptoms of severe allergic reactions: rash, itching, hives, fever, swollen lymph glands, painful sores in your mouth or around your eyes, swelling of your lips or tongue, chest pain, or trouble breathing.

Increases in blood pressure or heart rate.

Liver damage or hepatitis.  Stop taking CONTRAVE if you have any symptoms of liver problems: stomach area pain lasting more than a few days, dark urine, yellowing of the whites of your eyes, or tiredness.

Manic episodes.

Visual problems (angle-closure glaucoma).  Signs and symptoms may include: eye pain, changes in vision, swelling or redness in or around the eye.

Increased risk of low blood sugar (hypoglycemia) in people with type 2 diabetes mellitus who also take medicines to treat their diabetes (such as insulin or sulfonylureas).

The most common side effects of CONTRAVE include nausea, constipation, headache, vomiting, dizziness, trouble sleeping, dry mouth, and diarrhea.

These are not all the possible side effects of CONTRAVE. Tell your healthcare provider about any side effect that bothers you or does not go away.

Use of CONTRAVE

CONTRAVE is a prescription weight-loss medicine that may help some adults with a body mass index (BMI) of 30 kg/m2 or greater (obese), or adults with a BMI of 27 kg/m2 or greater (overweight) with at least one weight-related medical problem such as high blood pressure, high cholesterol, or type 2 diabetes, lose weight and keep the weight off.

•	CONTRAVE should be used with a reduced-calorie diet and increased physical activity
•	It is not known if CONTRAVE changes your risk of heart problems or stroke or of death due to heart problems or stroke
•	It is not known if CONTRAVE is safe and effective when taken with other prescription, over-the-counter, or herbal weight-loss products

CONTRAVE is not approved to treat depression or other mental illnesses, or to help people quit smoking (smoking cessation).  One of the ingredients in CONTRAVE, bupropion, is the same ingredient in some other medicines used to treat depression and to help people quit smoking.

Ask your doctor or healthcare professional if CONTRAVE is right for you.  Please see Full Prescribing Information, including Medication Guide, for CONTRAVE.

You are encouraged to report negative side effects of prescription drugs to the FDA.  Visit www.fda.gov/medwatch or call 1‑800‑FDA‑1088.

About Obesity & Weight Loss

Obesity is a serious and rising health epidemic and has been declared a disease by the American Medical Association.  It is estimated that about 110 million adults are overweight or struggling with obesity; however, only 3% are treated with a prescription weight loss medicine.  By 2030, the percentage of Americans who struggle with obesity could reach 51 percent.  Obesity can increase the risk of heart disease, type 2 diabetes, some types of cancer, sleep apnea, and a variety of other conditions.  Weight loss is complex and for many people diet and exercise alone may not be enough.  Two areas of the brain play an important role in weight loss.  The hypothalamus, your hunger center, regulates hunger and the mesolimbic reward system can cause cravings even when you are not hungry.  Other areas of the brain may be involved.

About Orexigen Therapeutics

Orexigen Therapeutics, Inc. is a biopharmaceutical company focused on the treatment of weight loss and obesity.  Our mission is to help improve the health and lives of patients struggling to lose weight.  Orexigen’s first product, Contrave® (naltrexone HCl and bupropion HCl extended release), was approved in the U.S. in September 2014 and became the #1 prescription weight loss brand in the U.S. in June 2015.  In the European Union, the medicine has been approved under the brand name Mysimba® (naltrexone HCl/ bupropion HCl prolonged release).  Millions around the globe continue to face challenges of weight loss.  Orexigen is undertaking a range of development and commercialization activities, both on its own and with strategic partners, to bring Contrave/Mysimba to patients around the world.  As a patient-centric company, we continue to focus not only on innovating medicine for the treatment of obesity, but to also offer unique resources and healthcare delivery options to improve the patient experience.  Further information about Orexigen can be found at www.orexigen.com.

Forward-Looking Statements

Orexigen cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as "believes," "anticipates," "plans," "expects," "indicates," "will," "should," "intends," "potential," "suggests," "assuming," "designed" and similar expressions are intended to identify forward-looking statements. These statements are based on the company's current beliefs and expectations. These forward-looking statements include statements regarding: the potential success of marketing and commercialization of Contrave/Mysimba in the United States and elsewhere; and the potential growth of Contrave/Mysimba sales.

The inclusion of forward‐looking statements should not be regarded as a representation by Orexigen that any of its plans will be achieved. Actual results may differ materially from those expressed or implied in this release due to the risk and uncertainties inherent in the Orexigen business, including, without limitation: the potential that the marketing and commercialization of Contrave/Mysimba will not be successful; the company’s ability to obtain and maintain partnerships and the ability of it or its partners to maintain marketing authorization globally; the company’s ability to adequately inform consumers about Contrave; the company‘s ability to successfully commercialize Contrave with a specialty sales force in the United States; the capabilities and performance of various third parties on which it relies for a number of activities related to the manufacture, development and commercialization of Contrave/Mysimba; the estimates of the capacity of manufacturing and the company’s ability to secure additional manufacturing capabilities; the company’s ability to successfully complete the post-marketing requirement studies for Contrave; the therapeutic and commercial value of Contrave/Mysimba; competition in the global obesity market, particularly from existing therapies; the company’s failure to successfully acquire, develop and market additional product candidates or approved products; the company’s ability to obtain and maintain global intellectual property protection for Contrave and Mysimba; the potential for a Delaware court to determine that one or more of the company’s patents is not valid or that Actavis' proposed generic product is not infringing each of the patents at issue; other legal or regulatory proceedings against Orexigen, as well as potential reputational harm, as a result of misleading public claims about Orexigen; the company’s ability to maintain sufficient capital to fund its operations for the foreseeable future; the company’s ability to satisfy covenants in the indentures for its outstanding indebtedness, including one requirement that the company generate consolidated net product sales of least $100 million for fiscal 2017; the company’s ability to satisfy the applicable listing standards of the NASDAQ Global Market; and other risks described in Orexigen's filings with the Securities and Exchange Commission.

You are cautioned not to place undue reliance on these forward‐looking statements, which speak only as of the date hereof, and Orexigen undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. Further information regarding these and other risks will be included under the heading "Risk Factors" in Orexigen's Quarterly Report on Form 10-Q which we intend to file with the Securities and Exchange Commission on or about August 9, 2017 and its other reports, which are available from the SEC's website (www.sec.gov) and on Orexigen's website (www.orexigen.com) under the heading "Investors." All forward‐looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

# # #

Orexigen Investor Contact:

Jason Keyes

Chief Financial Officer

+1-858-875-8600

ir@orexigen.com

Orexigen Media Contact:

Erika Hackmann
Y&R
+1-917-538-3375
erika.hackmann@yr.com

SOURCE: Orexigen Therapeutics, Inc.

Orexigen Therapeutics, Inc.

Consolidated Balance Sheets

(In thousands, except share and par value amounts)

	June 30, 2017	December 31, 2016
	(Unaudited)	(See Note below)
Assets
Current assets:
Cash and cash equivalents	$36,665	$92,494
Accounts receivable, net	7,636	1,102
Investment securities, available-for-sale	49,953	11,499
Restricted cash and investments	—	90,005
Inventory	15,753	23,193
Prepaid expenses and other current assets	4,323	6,168
Total current assets	114,330	224,461
Property and equipment, net	814	1,044
Intangible assets	72,093	76,061
Other long-term assets	2,574	2,835
Restricted cash	188	188
Total assets	$189,999	$304,589

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$8,277	$15,210
Accrued expenses	30,604	30,412
Contingent consideration	—	15,000
Deferred revenue, current portion	2,923	4,738
Total current liabilities	41,804	65,360
Long-term contingent consideration	8,900	6,800
Long-term convertible debt	25,029	64,279
Long-term convertible debt, at fair value	146,500	101,900
Deferred revenue, less current portion	6,453	5,863
Commitments and contingencies
Series Z preferred stock, $0.001 par value, 219,994 shares issued and outstanding at June 30, 2017 and December 31, 2016	3,343	3,343
Stockholders’ equity:
Preferred stock, $0.001 par value, 10,000,000 shares authorized at June 30, 2017 and December 31, 2016; 219,994 shares issued and outstanding at June 30, 2017 and December 31, 2016, respectively	—	—
Common stock, $0.001 par value, 300,000,000 shares authorized at June 30, 2017 and December 31, 2016; 15,257,780 and 14,616,751 shares issued and outstanding at June 30, 2017 and December 31, 2016, respectively	15	15
Additional paid-in capital	706,807	698,229
Accumulated other comprehensive income (loss)	(4,036)	4,011
Accumulated deficit	(744,816)	(645,211)
Total stockholders’ equity (deficit)	(42,030)	57,044
Total liabilities and stockholders’ equity	$189,999	$304,589

Orexigen Therapeutics, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenues:
Net product sales	$23,232	$2,935	$42,273	$2,935
Collaborative agreement	124	2,403	228	4,794
Royalties	—	2,453	—	5,095
Total revenues	23,356	7,791	42,501	12,824
Cost of product sales	6,842	1,784	13,029	1,784
Operating expenses:
Research and development	7,509	14,249	15,682	26,050
Selling, general and administrative	48,311	24,991	103,558	41,542
Amortization expense of intangible assets	1,984	—	3,968	—
Change in fair value of contingent consideration	700	—	2,100	—
Total operating expenses	58,504	39,240	125,308	67,592
Loss from operations	(41,990)	(33,233)	(95,836)	(56,552)
Other income (expense):
Interest income	117	163	264	286
Interest expense	(863)	(1,954)	(2,036)	(3,890)
Change in fair value of financial instruments	5,966	11,600	(22,040)	11,600
Gain on extinguishment of debt	—	—	12,316	—
Foreign currency gain (loss), net	6,252	(1,806)	7,727	978
Total other income (expense)	11,472	8,003	(3,769)	8,974
Net loss	$(30,518)	$(25,230)	$(99,605)	$(47,578)
Net loss per share - basic and diluted	$(2.00)	$(1.73)	$(6.63)	$(3.27)
Shares used in computing basic and diluted net loss per share	15,237	14,566	15,023	14,561